Exhibit 99.2

NYSE to Suspend Trading Immediately in SATURNS J. C. Penney Company, Inc. Debenture Backed Series 2007-1 Callable Class A Units of MS Structured Asset Corp. (Symbol: HJV) and Commence Delisting Process

May 19, 2020

NEW YORK, May 19, 2020 – The New York Stock Exchange (“NYSE”) announced today that the staff of NYSE Regulation has determined to delist the SATURNS J. C. Penney Company, Inc. Debenture Backed Series 2007-1 Callable Class A Units (“Units”) of MS Structured Asset Corp. (the “Depositor”) — ticker symbol HJV — from the NYSE. Trading in the Units will be suspended immediately.

NYSE Regulation reached its decision that the Units are no longer suitable for listing pursuant to Listed Company Manual Section 802.01D, because J. C. Penney Company, Inc., the issuer of the underlying securities, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas. In reaching its delisting determination, NYSE Regulation noted the uncertainty as to the timing and outcome of the bankruptcy process, as well as the ultimate effect of this process on the holders of the Units.

The Depositor has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. The NYSE will apply to the Securities and Exchange Commission to delist the Units pending completion of all applicable procedures, including any appeal by the Depositor of the NYSE Regulation staff’s decision.

Depositor Contact:

MS Structured Asset Corp.

1585 Broadway, 2nd Floor

New York, NY 10036

Attn: In-Young Chase

In-Young.Chase@morganstanley.com